KERYX BIOPHARMACEUTICALS ANNOUNCES
IMPLEMENTATION OF STRATEGIC RESTRUCTURING PLAN

Plan includes refocusing of operations and workforce reduction

NEW YORK, April 4, 2008 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals (Nasdaq:KERX) today announced that it is implementing a strategic restructuring plan to reduce its cash burn rate and re-focus its development efforts. The plan, which was prompted by the negative outcome of the Company's pivotal SUN-MICRO Phase 3 clinical trial of Sulonex™ (sulodexide) for the treatment of diabetic nephropathy, and subsequent decision by the Company to terminate the ongoing SUN-MACRO Phase 4 clinical trial, is intended to conserve the financial resources of the Company and enable it to focus its efforts on programs and opportunities that management believes are most likely to provide long-term shareholder value.

The Company anticipates that the restructuring, which includes a workforce reduction of approximately 50%, will reduce its cash burn rate to approximately $10 million to $15 million for the remainder of the year. Following the workforce reduction, the Company will have approximately 25 full and part-time employees.

The Company expects to end the first quarter of 2008 with approximately $50 million of cash, cash equivalents, investment securities, interest receivable and license receivable. Of the $50 million, approximately $12 million is invested in auction note securities, which have failed auctions in 2008. Accounts payable and accrued expenses as of the end of the first quarter is expected to total approximately $17 million, and is primarily related to the completion and shut-down of the Sulonex clinical program and restructuring costs.

Additional elements of the Company’s strategic restructuring and corporate re-focusing will include, without limitation:

-	conducting the Company’s Phase 2 High Dose Study for Zerenex;

-	continuing work on novel formulations of Zerenex and market research for Zerenex;

-	terminating approximately 12 of 20 early-stage clinical studies of KRX-0401 (perifosine);

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delaying the commencement of a KRX-0401 (perifosine) Phase 3 trial until additional data are accumulated and analyses are completed from on-going exploratory studies of perifosine as a treatment for the following tumor types: renal cell, colon, hepatocellular, multiple myeloma, waldenstrom’s macroglobulinemia and sarcoma;

-	terminating our license agreement for KRX-0601 (UCN-01); and

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closing the Company’s San Francisco, California and Memphis, Tennessee offices and the Company’s Wisconsin manufacturing suite which was built to support the commercialization of Sulonex, and divesting the assets from these facilities.

In addition, the Company will explore opportunities to monetize portions of the Company’s technology assets, which may include partnerships, strategic alliances and pursuit of creative product-specific financing alternatives.

As a result of this restructuring, the Company will incur between $12 million and $15 million of charges in the first quarter of 2008, primarily associated with employee severance benefits and a non-cash write-off of the assets of the Company’s Sulonex manufacturing facility.

As part of the workforce reduction, the position of President of the Company was eliminated and, accordingly, as previously reported, Dr. Craig Henderson, will be leaving the Company, effective as of April 15, 2008.

The Company believes that after the restructuring is completed, it will have the financial resources required to pursue its priority programs and that the remaining staff possess the core competencies necessary to effectively advance its drug candidates.

Michael S. Weiss, the Company’s Chairman and Chief Executive Officer, stated “This has been a challenging process, but through these measures we believe that we have designed a strategy by which we will conserve our financial resources and strengthen our ability to execute on our goals to move our drug candidates forward, thereby better positioning the Company for future success.” Mr. Weiss continued, “I would like to especially thank Dr. Craig Henderson for his long and dedicated service to the Company.”

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including renal disease and cancer. Keryx is developing ZerenexTM (ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Zerenex is currently in Phase 2 clinical development for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease, or ESRD. The Company is also developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that modulates Akt, a protein in the body associated with tumor survival and growth. KRX-0401 also modulates a number of other key signal transduction pathways, including the JNK and MAPK pathways, which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 is currently in Phase 2 clinical development for multiple tumor types. The Company also has an in-licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release anticipating future clinical and business prospects for our drug candidates may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward- looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully adjust our strategy and reduce our operating expenses in order to properly support the trials of our drug candidates; our ability to complete cost-effective clinical trials or meet anticipated the development timelines set forth above for the drug candidates in our pipeline, including Zerenex and KRX-0401; our ability to sell the $12 million of auction note securities in order to fund our operations; or other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.